UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 23, 2019

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2220 Lundy Avenue, San Jose, CA		95131-1816
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	QUIK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.          Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Items 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03.          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 23, 2019, QuickLogic Corporation (the “Company”) filed a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect a 1-for-14 reverse stock split (the “Reverse Stock Split”) of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Reverse Stock Split became effective as of 5:00 p.m. (Eastern time) on December 23, 2019.

As previously reported, on November 26, 2019, the Company held a special meeting of stockholders (the “Special Meeting”), at which the Company’s stockholders approved an amendment to the Certificate of Incorporation to effect a reverse stock split of the Common Stock at a reverse stock split ratio ranging from 1-for-5 to 1-for-15, to be determined by the Board of Directors (the “Board”) at a later date.  Following the Special Meeting, on December 6, 2019, the Board approved the implementation of the Reverse Stock Split at a ratio of 1-for-14.  The Reverse Stock Split is intended to bring the Company into compliance with the $1.00 minimum average closing share price requirement for continued listing on the Nasdaq Capital Market (the “Nasdaq”).

As a result of the Reverse Stock Split, every fourteen shares of issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock.  The par value per share and the total authorized number of shares will remain unchanged.  No fractional shares will be issued as a result of the Reverse Stock Split.  Instead, American Stock Transfer & Trust Company, the Company’s transfer agent (“AST”), will aggregate all fractional shares and sell them as soon as practicable after the effective time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split.  The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from approximately 116.6 million shares to approximately 8.3 million shares.  A proportionate adjustment was also made to the maximum number of shares issuable under the Company’s 2019 Stock Plan and 2009 Employee Stock Purchase Plan.

Stockholders holding certificated shares will receive information from AST regarding the process for exchanging their stock certificates.  Stockholders who hold their shares in book-entry form or in “street name” (through a broker, bank or other holder of record) will not be required to take any action.

The Common Stock will begin trading on a split-adjusted basis on the Nasdaq at the market open on December 24, 2019.  The trading symbol for the Common Stock will remain “QUIK.”  The new CUSIP number for the Common Stock following the Reverse Stock Split is 74837P405.

The foregoing description of the Reverse Stock Split does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Amendment, a copy of which is filed with this report as Exhibit 3.1 and is incorporated into this report by reference.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated as of December 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2019	QuickLogic Corporation

/s/ Suping (Sue) Cheung
Suping (Sue) Cheung Vice President, Finance and Chief Financial Officer